EXHIBIT 10.16


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                                                                  Exhibit 10.16


                           DIGITAL DATA NETWORKS, INC.
                          3102 Maple Avenue, Suite 230
                               Dallas, Texas 75201
                                 (214) 969-7200
                               Fax: (214) 969-7238


                                February 4, 1997


                                LETTER OF INTENT


ACIS, Inc.
1430 Spring Hill Road
Suite 401
McLean, VA 22102


Gentlemen:


         The purpose of this letter is to outline the terms and conditions upon which Digital Data Networks, Inc. (DDN), a corporation organized under the laws of the State of Washington, will acquire all of the outstanding capital stock of Advanced Communication and Information Services, Inc. (ACIS), a corporation organized under the laws of the State of Delaware. The parties recognize that the terms of the transaction are subject to further investigation and will require preparation and execution of a definitive purchase agreement which sets forth the terms and conditions of the acquisition. This Letter of Intent evidences our intention to proceed in good faith to negotiate the terms of acquisition and to consummate the transaction upon the terms and conditions outlined herein. All references to monetary amounts refer to U.S. Dollars. We propose that the transaction be consummated upon the following terms and conditions:

         1. DDN will acquire all of the outstanding stock (which ACIS represents does not exceed 9.8 million shares fully diluted as of the date of the signing of this Letter of Intent), options and warrants of ACIS, as shown in more detail in Attachment A which is to be provided by the management of ACIS. No cash will be paid to stockholders of ACIS.

         1.1 The determination of the value of ACIS and the resulting ratio of stock exchange will be mutually agreed upon over the next thirty (30) days using a third party valuation acceptable to DDN and ACIS. Should a value of ACIS or the resulting ratio of stock exchange not be mutually agreed upon, then all of the terms in item 7.3 shall apply except for the cash cancellation fee of $300,000.

         1.2 ACIS agrees to pay all Nasdaq fees with regard to the issuance of DDN shares to ACIS shareholders.

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                                                                  Exhibit 10.16

         1.3 ACIS agrees that, from the date hereof until the closing of the transaction, it will not issue any additional shares of its capital stock or grant or issue any options, warrants or other securities which would result in the issuance of any additional shares by ACIS without the written consent of DDN.

         2. This transaction will be subject to the approval of the board of directors of both companies, as well as approval by a majority of the shareholders of both companies.

         3. Prior to closing the transaction, ACIS will furnish DDN with financial statements audited by Ernst & Young LLP. Such financial statements shall be in a form acceptable for an EDGAR filing by DDN with the SEC upon consummation of the transaction or readily adaptable thereafter. ACIS represents that combined gross revenues for 1996 will be approximately $9,000,000.

         4. At the closing, Donald Scott will enter into a new three year employment agreement with DDN to remain as its Chairman.

         5. Subsequent to the acquisition of ACIS contemplated herein, and within ninety (90) days after additional material funds have been raised from a DDN warrants offering or DDN additional material financing, each of the former ACIS shareholders shall have a one-time demand registration right to sell an amount equal to 15% of each shareholder's ACIS ownership. The remaining shares shall bear a restrictive legend and be subject to the Securities Act of 1933, Rule 144 and, if required by DDN, a lock-up agreement.

         6. The final closing date of the transaction shall be no later than ninety (90) days after the signing of this Letter of Intent.

         7. Upon execution of this Letter of Intent by both parties, DDN agrees to loan ACIS, on a secured basis, up to a total of $2,000,000 for working capital, which shall be distributed in the following manner: upon signing this Letter of Intent, DDN will advance ACIS $500,000, in the form of a 10% secured promissory note which will mature on June 1, 1997; upon acceptance of a mutually acceptable third party valuation, DDN will advance ACIS an additional $500,000, also in the form of a 10% secured promissory note which will mature on June 1, 1997; and upon approval of this proposed acquisition (including the completion and delivery of the final audit of ACIS by Ernst & Young LLP) by a minimum of 90% of the shareholders of ACIS, DDN will advance ACIS up to an additional $1,000,000, in the form of a 10% secured promissory note which will mature on June 1, 1997. Upon closing the proposed acquisition of ACIS by DDN, all of these loans will become part of the acquisition of ACIS by DDN.

         7.1 ACIS agrees to grant DDN certain guarantees upon request, where applicable, and a continuing security interest in and a right of set-off against capital equipment owned by ACIS to secure payment, performance and observance of all indebtedness obligations, liabilities and agreements of any kind with DDN. ACIS further agrees to assist DDN with the completion of related UCC filings and financing statements which DDN may require.

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                                                                  Exhibit 10.16

         7.2 Upon signing this Letter of Intent, ACIS's management agrees to deposit in an escrow account, 500,000 shares of ACIS's management common stock which shall be held as additional collateral for the first loan in the amount of $500,000. Upon each subsequent loan made to ACIS, ACIS management agrees to deposit additional shares or lowest price options in an escrow account equivalent to one share or option for each subsequent dollar loaned by DDN to ACIS. These shares and options shall remain in the escrow account as collateral until all loans made by DDN to ACIS have either been repaid or the proposed acquisition is completed, at which time these shares and options can be removed from the escrow account and returned to management. In the event of a loan default to DDN, the pledged shares and options in the escrow account shall become the sole property of DDN.

         7.3 Should ACIS cancel the agreement outlining the terms of acquisition by DDN prior to closing, all loans paid to ACIS would become immediately due and payable, and DDN would have the right to convert these loans to equity using a conversion ratio of $1.00 per share (of principal and accrued interest), or having ACIS wire the outstanding amount of principal and interest into a bank account so directed by DDN. In addition to the immediate repayment of DDN's loans, ACIS also agrees to pay DDN a cash payment of $300,000 as a cancellation fee.

         7.4 Should ACIS require an acceleration of the advancement of the referenced loans in item 7, DDN will call a special board meeting to discuss and consider such a request.

         8. Upon tender of the moneys advanced to ACIS by DDN, the ACIS board agrees to immediately appoint Donald B. Scott to its board of directors and recommend to ACIS shareholders that he be elected for two one-year terms.

         9. Upon closing this transaction, the existing boards of DDN and ACIS will nominate a new board of directors which will consist of a total of eight (8) members. The new DDN board will be comprised of four (4) ACIS directors and the current four (4) DDN directors. Donald Scott will be the Chairman of DDN's new board of directors as well as Chairman of ACIS's board of directors.

         10. Present management agrees to accept a new ACIS management team to be decided by the new DDN board.

         11. Other than companies ACIS was previously in discussion with - Marleau in Toronto, Deutsch Morgan in Toronto and Blue Stone in New York - ACIS, including its officers and directors, will not enter into negotiations with, or offer to sell the stock or assets of ACIS to, any other party without the prior written consent of DDN. Donald Scott shall be a party to and consent, in writing, to all such negotiations or agreements. If future discussions are held with Marleau, Deutsch Morgan and/or Blue Stone after the signing of this Letter of Intent, Donald Scott shall be a party to all such discussions and shall have the right to attend, either in person or telephonically, and must consent in writing to any such agreements.
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                                                                  Exhibit 10.16

         12. The parties hereto understand that it is possible that certain of the conditions of this transaction may fail and that the acquisition may not be completed notwithstanding the good faith and best efforts of each party. Therefore, the parties agree that any information obtained from the other party hereto pursuant to the negotiations leading to this Letter of Intent and the final offering document, shall be deemed by each to be confidential information and/or trade secrets, the disclosure of which to the public or to other parties could be detrimental to the party whose information or trade secrets are disclosed, and each party hereby represents and warrants that it will not disclose such information to any other person without the prior consent of the party from whom the information was obtained.

         13. Each party shall bear its own costs and expenses incurred in connection with the negotiation and consummation of the transaction contemplated hereby and neither party shall have a claim against the other for contribution to costs and expenses for any reason including failure to consummate the transaction.

         14. Items 7, 12 and 13 of this Letter of Intent shall be legally binding and survive this Letter of Intent.

If ACIS agrees to the terms and conditions set forth herein for the acquisition of ACIS by DDN, please indicate such acceptance in the space provided below by signing, dating and returning four fully executed originals to DDN at the address set forth above.

                                          Very truly yours,


                                           Digital Data Networks, Inc.


                                           By:_______________________________
                                              Donald B. Scott, Chairman and CEO
Accepted and Agreed to:

Advanced Communications and Information Services, Inc.


By:_____________________________


Title:____________________________


Date:____________________________


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